Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

TESCO CORPORATION,

LAMB ENERGY SERVICES, L.L.C.,

TONG SPECIALTY, L.L.C.

and

the other parties hereto

dated

November 1, 2005

TABLE OF CONTENTS

ARTICLE I
PURCHASE AND SALE

Section 1.01	Responsibility for Conduct of Business	1
Section 1.02	Acquired Assets	1
Section 1.03	Excluded Assets	3
Section 1.04	Assignment of Contracts and Rights	3

ARTICLE II
PURCHASE PRICE

Section 2.01	Purchase Price	4
Section 2.02	Purchase Price Adjustment	4
Section 2.03	Prorations; Adjustments	6
Section 2.04	Acquired Assets and Sellers’ Employees in Use	6
Section 2.05	Like Kind Exchange	7
Section 2.06	Allocation of Consideration	7

ARTICLE III
ASSUMED LIABILITIES; RETAINED LIABILITIES

Section 3.01	Assumed Liabilities	7
Section 3.02	Retained Liabilities	8

ARTICLE IV
THE CLOSING

Section 4.01	Time and Place	9
Section 4.02	Documents to be Delivered By Sellers	9
Section 4.03	Documents to be Delivered by Purchaser	10

ARTICLE V
CONDITIONS TO CLOSING

Section 5.01	Purchaser’s Conditions to Closing	10
Section 5.02	Sellers’ Conditions to Closing	11

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.01	Organization of Sellers; Authority	12
Section 6.02	Noncontravention	12
Section 6.03	Title to Acquired Assets	12
Section 6.04	Ownership; No Equity Interests	13
Section 6.05	Absence of Changes	13
Section 6.06	Personal Property	14
Section 6.07	Permits	14
Section 6.08	Contracts	14
Section 6.09	Intellectual Property	15
Section 6.10	Brokers’ Fees	16

i

Exhibit A	Assignment and Bill of Sale
Exhibit B	Founder Lease Agreement
Exhibit C	Employment Agreement
Exhibit D	Preferred Provider Agreement

Schedule 1.02(a)	Equipment
Schedule 1.02(b)	Scheduled Contracts
Schedule 1.02(c)	Scheduled Leasehold Interests and Lease Agreements
Schedule 1.03(c)	Excluded Insurance Policies
Schedule 1.03(g)	Excluded Plans
Schedule 2.02(a)	Sample Net Working Capital Calculation
Schedule 2.06	Purchase Price Allocation
Schedule 3.02(g)	Retained Liabilities
Schedule 5.01(c)	Required Consents
Schedule 5.01(h)	Key Employees
Schedule 6.03	Encumbrances and Permitted Encumbrances
Schedule 6.05	Absence of Changes
Schedule 6.07	Scheduled Permits
Schedule 6.08(a)	Exceptions to Scheduled Contracts
Schedule 6.08(b)	Scheduled Contracts – Consents to Assignment
Schedule 6.08(c)	Other Contracts
Schedule 6.09	Material Intellectual Property
Schedule 6.11	Tax Matters
Schedule 6.13	Business Employees
Schedule 6.16	Excluded Real Property
Schedule 6.17	Customers, Vendors and Suppliers
Schedule 6.19	Inventories

Schedule 6.23	Financial Statements
Schedule 6.24	Safety Statistics
Schedule 8.01	Conduct of Business
Schedule 8.04(a)(ii)	Administrative Employees
Schedule 8.06(b)	Lamb Energy Logo
Schedule 11.08(d)	Sellers’ Knowledge

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 1st day of November, 2005, by and among TESCO CORPORATION, an Alberta corporation (the “Purchaser”), LAMB ENERGY SERVICES, L.L.C., a Delaware limited liability company (“Lamb Energy”), TONG SPECIALTY, L.L.C., a Louisiana limited liability company (“Tong Specialty”), LES, INC., a Louisiana corporation (“LES”), Edward Lamb (“Lamb”), Donald Daigle (“Daigle”), Stacey Reaux (“Reaux”) and SESI, L.L.C., a Delaware limited liability company (“SESI”). Each of Lamb Energy and Tong Specialty are referred to herein individually as a “Seller” and collectively as “Sellers.” Each of LES and SESI are referred to herein individually as a “Stockholder” and collectively as “Stockholders.” Each of Lamb, Daigle and Reaux are referred to herein individually as a “Restricted Party” and collectively as the “Restricted Parties.”

WHEREAS, Sellers desire to sell and Purchaser desires to purchase certain assets which comprise Sellers’ casing and tubular running business and inspection services business which includes (i) equipment and expertise used in the handling, running, installation and removal of tubing and casing, (ii) related services including wellsite supervision of said running, installation and removal, (iii) assembly torque monitoring services, and (iv) the sale of certain consumable and cementing accessory items (the “Business”), which are referenced as Acquired Assets in Section 1.01 below.

WHEREAS, Lamb Energy owns all of the issued and outstanding membership interests of Tong Specialty;

WHEREAS, LES and SESI collectively own all of the issued and outstanding membership interests of Lamb Energy; and

WHEREAS, Lamb, Daigle and Reaux collectively own all of the issued and outstanding capital stock of LES.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Responsibility for Conduct of Business. In accordance with the terms of this Agreement and subject to the conditions, limitations and provisions contained herein, it is the parties’ intentions that Sellers shall be entitled to the benefits and responsible for the liabilities and obligations arising from or related to the ownership and use of the Acquired Assets prior to the Effective Time (as defined in Section 2.02(a) below), and that Purchaser shall be entitled to the benefits and responsible for the liabilities and obligations arising from or related to the ownership and use of the Acquired Assets from and after the Effective Time.

Section 1.02 Acquired Assets. In furtherance of the parties intentions set forth in Section 1.01 and subject to the terms and conditions set forth in this Agreement, and except for the Excluded Assets, at the Closing referred to in Article IV hereof, Sellers shall sell, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire, and take assignment and delivery of, all of the assets, properties, rights and licenses of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held, used or usable in the conduct of the Business (all of which assets are hereinafter referred to collectively as the “Acquired Assets”), including all right, title and interest of Sellers in and to the following:

(a) the equipment, machinery, furniture and furnishings, computers and computer hardware (including processing units, terminals, disk drives, tape drives, printers, keyboards, screens, and peripherals), vehicles, trailers, apparatus, tools, dies, appliances, implements and other tangible personal property used or usable in the Business, including the personal property listed on Schedule 1.02(a) hereto (the “Equipment”);

(b) the contracts and agreements listed on Schedule 1.02(b) hereto (the “Scheduled Contracts”);

(c) the leasehold estate of Sellers in and to that certain property described on Schedule 1.02(c) (the “Scheduled Leasehold Interests”), under the lease agreements creating such leasehold estate, which lease agreements are listed in Schedule 1.02(c) (the “Lease Agreements”);

(d) inventories, including parts and spare parts inventories, chemicals, finished goods, products, work-in-progress, raw materials and other inventories (“Inventories”) used or usable in the Business;

(e) all of Sellers’ books, records, papers and instruments of whatever nature and wherever located that relate to the Acquired Assets or which are required or necessary in order for Purchaser to conduct the Business from and after Closing in the manner in which it is presently being conducted (but only to the extent allowed by applicable laws), including, without limitation, specifications, blue prints, drawings, designs, sales, promotional and marketing literature, accounting and financial records, personnel and labor records, sales and property tax records and returns relating to the Business;

(f) all patents, trademarks, technology, know-how, data, copyrights, tradenames, service marks, licenses and other intellectual property used or usable in the conduct of the Business, to the extent assignable (“Intellectual Property”), including, without limitation, all software, all of Sellers’ rights under any licenses related to Sellers’ use, at any time, of computer equipment, hardware or software;

(g) any lists in the possession of Sellers that identify customers to whom sales have been made in connection with the operation of the Business and vendors from whom supplies are purchased in connection with the operation of the Business;

(h) the Scheduled Permits (as defined in Section 6.07 below), to the extent assignable;

(i) the name “Tong Specialty” and any derivatives thereof used or usable in the Business and the right to use the name “Lamb Energy Services” as contemplated in Section 8.06; and

(j) all cash and cash equivalents on hand and in banks; and

(k) all accounts, notes and other receivables and rights to receive payments from any person used to calculate the amount of Net Working Capital pursuant to Section 2.02.

Section 1.03 Excluded Assets. Notwithstanding the foregoing, Sellers are not selling, and Purchaser is not purchasing pursuant to this Agreement or otherwise, any of the following assets and properties of Sellers (all of which assets are hereinafter referred to collectively as the “Excluded Assets”), all of which shall be retained by Sellers and shall be excluded from the Acquired Assets:

(a) Sellers’ minute books, tax returns and other corporate documents and Seller’s financial records;

(b) the membership interests of Tong Specialty held by Lamb Energy;

(c) all contracts of property and casualty insurance listed on Schedule 1.03(c) (the “Insurance Policies”) and all rights thereunder (including proceeds from such insurance policies) relating to the Business or the Acquired Assets;

(d) all deposits, advances, credits and expenses that have been prepaid by Sellers under the Insurance Policies;

(e) any tax (as defined in Section 6.11(c)(i) below) refunds and prepaid taxes;

(f) all rights, claims, counterclaims, credits, causes of action, lawsuits, judgments, demands or rights of set-off in favor of Sellers arising out of or relating to the conduct of the Business prior to the Closing Date other than with respect to the Acquired Assets;

(g) all employee benefit plans relating to the Business existing as of the Closing, including the plans listed on Schedule 1.03(g) (the “Plans”), and all assets related thereto;

(h) assets and properties of Sellers not used in the Business, which are listed on Schedule 1.03(h); and

(i) all other contracts and agreements to which a Seller is party or by which its assets or properties are bound other than the Scheduled Contracts (“Retained Contracts”).

Section 1.04 Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent, approval or authorization of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Purchaser or Sellers thereunder. Sellers and Purchaser will use commercially reasonable efforts to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of a Seller thereunder so that Purchaser would not in fact receive all such rights as contemplated herein, Sellers and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Sellers would enforce for the benefit of Purchaser, with Purchaser assuming Sellers’ obligations, any and all rights of Sellers against a third party thereto.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. Purchaser shall pay to Sellers at the Closing, as the aggregate purchase price for the Acquired Assets, an amount equal to $30,000,000 (the “Purchase Price”) by wire transfer of immediately available funds to an account or accounts designated by Lamb Energy at least two days prior to the Closing. The purchase price will be subject to adjustment as provided in Sections 2.02 and 2.03.

Section 2.02 Purchase Price Adjustment.

(a) For purposes of establishing the Purchase Price, Purchaser and Sellers have assumed that the Net Working Capital as of 12:01 a.m., Houston Texas time, on the Closing Date (the “Effective Time”) will be $3,000,000 (the “Net Working Capital Threshold”). “Net Working Capital” shall mean the total current assets of Sellers of the type set forth on Schedule 2.02(a), less total current liabilities of Sellers of the type set forth on Schedule 2.02(a).

(b) No less than five days prior to Closing, Sellers shall prepare and deliver to Purchaser a certificate (the “Pre-Closing Working Capital Certificate”) of an authorized officer of Lamb Energy setting forth Sellers’ good faith estimate of Sellers’ Net Working Capital as of the Effective Time (the “Estimated Effective Time Net Working Capital”). From and after the delivery of the Pre-Closing Working Capital Certificate, Purchaser shall be permitted to review Sellers’ working papers relating to the preparation of the Pre-Closing Working Capital Certificate, and Sellers shall provide Purchaser with reasonable access to the persons involved in preparing or reviewing such Pre-Closing Working Capital Certificate. If Purchaser disagrees with Sellers’ good faith estimate of Sellers’ Net Working Capital as set forth in the Pre-Closing Working Capital Certificate, Sellers and Purchaser shall negotiate in good faith to resolve their differences prior to the Closing. If Purchaser provides a notice of agreement or does not provide a notice of disagreement within five days following its receipt of the Pre-Closing Working Capital Certificate, then Purchaser shall be deemed to have accepted the calculations and the amounts set forth in the Pre-Closing Working Capital Certificate, which shall then be the amount used for purposes of determining the amount of Purchase Price payable at Closing. If the Estimated Effective Time Net Working Capital set forth in the Pre-Closing Working Capital Certificate exceeds the Net Working Capital Threshold, then the Purchase Price will be increased and Purchaser shall pay as an addition to the Purchase Price payable at Closing an amount in cash equal to such excess. If the Estimated Effective Time Net Working Capital set forth in the Pre-Closing Working Capital Certificate is less than the Net Working Capital Threshold, then the Purchase Price will be reduced and the Purchase Price payable by Purchaser at Closing shall be reduced by such difference.

(c) As soon as reasonably practicable following the Closing Date, and in any event within 60 days thereafter, Purchaser shall prepare and deliver to Sellers a certificate (the “Post-Closing Working Capital Certificate”) of an authorized officer of Purchaser setting forth Purchaser’s good faith calculation of the actual Net Working Capital as of the Effective Time (the “Final Effective Time Net Working Capital”). From and after the delivery of the Post-Closing Working Capital Certificate, Sellers shall be permitted to review Purchaser’s working papers relating to the preparation of the Post-Closing Working Capital Certificate, and Purchaser shall provide Sellers with reasonable access to the persons involved in preparing or reviewing such Post-Closing Working Capital Certificate.

(d) (i) Within 20 days after Sellers’ receipt of the Post-Closing Working Capital Certificate, Sellers shall notify Purchaser as to whether Sellers agree or disagree with the calculation of the Final Effective Time Net Working Capital as reflected on the Post-Closing Working Capital Certificate and, if Sellers disagree, such notice shall set forth in reasonable detail the particulars of such disagreement. If Sellers provide a notice of agreement or do not provide a notice of disagreement within such 20-day period, then Sellers shall be deemed to have accepted the calculations and the amounts set forth in the Post-Closing Working Capital Certificate delivered by Purchaser, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Purchaser, on the one hand, and Sellers, on the other, shall each use reasonable efforts for a period of 15 days thereafter to resolve any disagreements with respect to the calculations in the Post-Closing Working Capital Certificate.

(ii) If, at the end of the 15-day resolution period, Purchaser and Sellers are unable to resolve any disagreements as to items in the Post-Closing Working Capital Certificate, then KPMG LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Purchaser and Sellers) shall resolve any remaining disagreements. If KPMG LLP is unwilling or unable to serve in such capacity, then Sellers shall within 10 days after such 15-day resolution period deliver to Purchaser a listing of three other accounting firms of recognized national or regional standing and Purchaser shall within 10 days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant any disputed items required to determine Sellers’ actual Net Working Capital as of the Effective Time. The fees, costs and expenses of the Accountant shall be allocated between Sellers and Purchaser so that Sellers’ share of such fees, costs and expenses shall be in the same proportion that the aggregate dollar amount of the disputed items submitted by Sellers to the Accountant that is unsuccessfully disputed by Sellers (as finally determined by the Accountant) bears to the total dollar amount of all disputed items so submitted by Sellers to the Accountant. Purchaser shall be responsible for all remaining costs and expenses of the Accountant, if any. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Purchase Price.

(iii) Within five Business Days of the date on which the later of the last disputed item required to determine the actual Net Working Capital as of the Effective Time is resolved pursuant to this Section 2.02 or Sellers’ acceptance of Purchaser’s calculations and amounts set forth in the Post-Closing Working Capital Certificate, Purchaser shall pay to Sellers an amount equal to the excess, if any, of the Final Effective Time Net Working Capital minus the Estimated Effective Time Net Working Capital, or Sellers shall pay to Purchaser an amount equal to the excess, if any, of the Estimated Effective Time Net Working Capital minus the Final Effective Time Net Working Capital, in each case by wire transfer of immediately available funds to an account designated by the recipient at least two days prior to the date of payment.

Section 2.03 Prorations; Adjustments. All personal property taxes and ad valorem taxes with respect to the Acquired Assets and all rent and other payments under or pursuant to the Scheduled Contracts to the extent not deemed an Acquired Asset or an Assumed Liability shall be apportioned and shall be adjusted, with Sellers being responsible for such taxes and payments relating to the period ending prior to the Effective Time and Purchaser being responsible for such taxes and payments relating to the period commencing from and after the Effective Time, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Purchase Price paid by Purchaser on the Closing Date. If the amount of any item is not known at the time of Closing, it shall be apportioned on a basis which is agreed to by Purchaser and Sellers prior to the payment of the Purchase Price with a reapportionment at the later of the payment of the balance of the Purchase Price under Section 2.02 hereof or when definitive data are available. Sellers and Purchaser shall each pay one-half of all sales, use, and other transfer taxes with respect to the sale and purchase of the Acquired Assets.

Section 2.04 Acquired Assets and Sellers’ Employees in Use. At the Closing, Sellers shall deliver to Purchaser a schedule setting forth all services being performed by Business Employees (as defined in Section 6.13(a) below) and utilizing Equipment as of the Effective Time (“Current Jobs”), accompanied by a list of all work orders or job tickets under which such Business Employees and Equipment are being utilized, which list shall set forth the rates being paid by Sellers’ customers for such Business Employees and Equipment. From and after the Effective Time, the Business Employees and Equipment being utilized for the Current Jobs shall be deemed to have been rented to Tong Specialty by Purchaser under the terms and conditions of the Preferred Provider Agreement (as defined in Section 5.01(j) below), except that Tong Specialty shall only pay to Purchaser as a rental fee for such Business Employees and Equipment in connection with completion of such Current Jobs those revenue amounts specified in the next sentence of this Section 2.04. All payments and revenues received or receivable from Sellers’ customers with respect to Current Jobs for the periods prior to the Effective Time will be the property of Sellers, and all payments and revenues received or receivable from Sellers’ customers with respect to Current Jobs for periods from and after the Effective Time will be the property of Purchaser. Sellers will invoice customers in accordance with their customary practices for rental fees for Current Jobs until such time as the Current Jobs are completed and will promptly, after the Closing, remit to Purchaser any revenues received by Sellers which belong to Purchaser pursuant to this Section 2.04.

Section 2.05 Like Kind Exchange. Purchaser may consummate the purchase of all or part of the Acquired Assets as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) all costs, fees and expenses attendant to the Exchange shall be the responsibility of Purchaser and (ii) Sellers shall not be required to acquire or hold title to any property or assets other than the Acquired Assets for purposes of consummating the Exchange but rather the Exchange shall be affected through an assignment by Purchaser of its rights under this Agreement to a qualified intermediary. In the event that all conditions precedent to the consummation of the transaction have been satisfied, Sellers hereby agree that the Closing may be delayed to permit Purchaser to effect the Exchange, provided that in no event may Purchaser delay such Closing beyond the date set forth in Section 10.01(e) hereof. Sellers shall not, by this Agreement or acquiescence to the Exchange, (1) have their rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Code. Sellers acknowledge that Purchaser, in order to effect a like kind exchange, may assign its rights hereunder to purchase all or part of the Acquired Assets to a third party, but that such assignment shall in no way release Purchaser from any of its obligations under this Agreement.

Section 2.06 Allocation of Consideration. Sellers and Purchaser agree that the sale of the Business is subject to Section 1060 of the Code. The Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 2.06. Purchaser and Sellers agree (a) to treat and report for income tax purposes the transactions contemplated by this Agreement in a manner consistent with the allocations set forth in Schedule 2.06, and (b) not to take any action for income tax purposes inconsistent with such allocation. Sellers and Purchaser shall duly prepare and timely file such reports and information returns as may be prescribed under Section 1060 of the Code, including Form 8594, and any similar returns or reports required under other applicable law, to report the allocation of the Purchase Price in accordance with Schedule 2.06. Sellers and Purchaser acknowledge and agree that the allocations made pursuant to this Section 2.06 are solely for income tax purposes. Sellers and Purchaser will notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

ARTICLE III

ASSUMED LIABILITIES; RETAINED LIABILITIES

Section 3.01 Assumed Liabilities. In furtherance of the parties intentions set forth in Section 1.01 and subject to the terms and conditions set forth in this Agreement, at the Closing Purchaser shall assume and agree to pay or perform as and when due the following liabilities (the “Assumed Liabilities”):

(a) those accounts payables, current portion of vehicle leases and accrued bonuses which are current liabilities of Sellers and used to calculate the amount of Net Working Capital pursuant to Section 2.02;

(b) all liabilities and obligations under the Scheduled Contracts that are first required to be performed from and after the Effective Time (but excluding any liabilities or obligations which are attributable to a Seller’s violation or breach of any Scheduled Contract); and

(c) all liabilities and obligations arising out of or related to the business, operations or activities conducted by Purchaser or any of its Affiliates in connection with the Business or the Acquired Assets from and after the Effective Time.

The foregoing Assumed Liabilities are the only liabilities or obligations with respect to the Business or the Acquired Assets which are being assumed by Purchaser.

Section 3.02 Retained Liabilities. In furtherance of the parties intentions set forth in Section 1.01, Sellers acknowledge and agree that they are responsible for and shall indemnify and hold harmless Purchaser from and against any and all claims, liabilities, losses or obligations arising out of or in connection with the Acquired Assets or the Business other than the Assumed Liabilities (the “Retained Liabilities”), including:

(a) any accrued salaries, bonuses or other accrued compensation or employee benefits of any employees of Sellers other than accrued bonuses included as a current liability in the calculation of Net Working Capital pursuant to Section 2.02;

(b) any obligations to employees or consultants of Sellers under any employment, consulting, change of control or severance agreements;

(c) all obligations of Sellers under this Agreement;

(d) all taxes with respect to the ownership of the Acquired Assets or conduct of the Business with respect to all periods ending prior to the Effective Time;

(e) all fees and expenses owed to third parties incurred in connection with the sale of the Acquired Assets;

(f) any contracts, agreements or instruments to which Sellers or any of their Affiliates is a party or any of the Acquired Assets are bound, whether or not relating to the Business other than liabilities arising after the Closing under Scheduled Contracts;

(g) all obligations of Sellers with respect to any indebtedness, including but not limited to indebtedness for borrowed money and the other obligations described on Schedule 3.02(g);

(h) all obligations of Sellers to Affiliates of Sellers, to the extent not used to calculate the amount of Net Working Capital pursuant to Section 2.02; and

(i) all liabilities and obligations arising out of or related to the business, operations or activities conducted by Sellers in connection with the Business, to the extent not an Assumed Liability or used to calculate the amount of Net Working Capital pursuant to Section 2.02.

ARTICLE IV

THE CLOSING

Section 4.01 Time and Place. The closing of the transfer and delivery of the documents and instruments necessary to consummate the purchases and sales contemplated by this Agreement (the “Closing”) shall be held at the offices of Purchaser’s counsel, Vinson & Elkins, L.L.P., 1001 Fannin, Houston, Texas, at 9 a.m. (Houston, Texas time) on November 1, 2005 as soon as possible, but in no event later than five business days after satisfaction or waiver of the conditions set forth in Article V, or at such other time or place as Purchaser and Sellers may agree. The date on which the Closing is actually closed hereunder is sometimes referred to herein as the “Closing Date.”

Section 4.02 Documents to be Delivered By Sellers. At the Closing:

(a) Sellers shall execute and deliver to Purchaser (or its designee) an Assignment and Bill of Sale, in the form attached hereto as Exhibit A, conveying to Purchaser (or such designee) good and marketable title to the Acquired Assets;

(b) Sellers shall deliver to Purchaser a copy of the resolutions adopted by the Board of Managers of Lamb Energy authorizing the execution and delivery of this Agreement by Lamb Energy and Tong Specialty, as its sole member, and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary of Lamb Energy;

(c) Sellers shall deliver a copy of the certificate of formation or articles of organization, as applicable, of each Seller certified as true and correct by the Secretaries of State of the States of Delaware and Louisiana, as applicable, and a certificate of good standing of each Seller issued by such Secretaries of State as of a date not more than 10 days prior to the Closing Date;

(d) Sellers shall deliver evidence satisfactory to Purchaser of the release (subject to filing with the applicable governmental authority) of all Encumbrances (as defined in Section 6.03 below), other than Permitted Encumbrances (as defined in Section 6.03 below), affecting the Acquired Assets;

(e) Sellers shall execute and deliver lease agreements (the “Founder Lease Agreements”) respecting the property of Sellers located at Lafayette, Louisiana in the form attached hereto as Exhibit B; and

(f) Sellers shall execute and deliver to Purchaser such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

Section 4.03 Documents to be Delivered by Purchaser. At the Closing:

(a) Purchaser shall pay the Purchase Price;

(b) Purchaser shall execute and deliver to Sellers the Assignment Agreement, assuming from Seller the intangible Acquired Assets being assigned by Sellers;

(c) Purchaser shall deliver to Sellers a copy of the resolutions adopted by the Board of Directors of Purchaser, authorizing the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, in each case duly certified as of the Closing Date by the Secretary or any Assistant Secretary of Purchaser;

(d) Purchaser shall deliver a copy of the articles of incorporation of Purchaser certified as true and correct by the Registrar of Alberta and a certificate of good standing of Purchaser issued by such Registrar as of a date not more than 10 days prior to the Closing Date; and

(e) Purchaser shall execute and deliver to Sellers such other agreements and instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Purchaser’s reasonable satisfaction of each of the following conditions:

(a) The representations and warranties of Sellers herein contained shall be true and correct (i) in all material respects with respect to representations and warranties which are not modified by materiality and (ii) in all respects with respect to representations and warranties which are modified by materiality, in either case, on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed or complied with by Sellers on or prior to the Closing Date.

(c) Sellers shall have secured in writing all consents and approvals described in Schedule 5.01(c), in form and substance satisfactory to Purchaser, by and from all third parties whose consent and approval is required by contract or law for the consummation of the transactions herein contemplated or shall have otherwise provided alternative or substitute arrangements in accordance with Section 1.04.

(d) Sellers shall have delivered all documents required to be delivered by Sellers at Closing, as more specifically set forth in Article IV of this Agreement, in each case in form and substance reasonably satisfactory to Purchaser.

(e) Sellers shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Purchaser, by and from all third parties, including regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by contract or law for Seller’s consummation of the transactions herein contemplated, and shall have delivered copies thereof to Purchaser.

(f) There shall not have been any material adverse change since June 30, 2005 in Sellers’ business, financial condition, assets or operations or any occurrence or circumstance which could reasonably be expected to have such a material adverse change, other than a material adverse change arising from events or conditions relating to the economy in general or the oil and gas industry in general and not specifically relating to Sellers.

(g) There shall be no pending or threatened litigation relating to this Agreement or the transactions contemplated hereby.

(h) Each of those key employees listed on Schedule 5.01(h) attached hereto shall have executed and delivered to Purchaser an Employment Agreement (including non-competition covenants) in the form attached hereto as Exhibit C.

(i) SESI shall have executed and delivered to Purchaser or a designated Affiliate of Purchaser, a Preferred Provider Agreement (for power swivels and tongs) in the form of Exhibit D (the “Preferred Provider Agreement”).

Section 5.02 Sellers’ Conditions to Closing. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Sellers’ reasonable satisfaction of the following conditions:

(a) The representations and warranties of Purchaser herein contained shall be true and correct (i) in all material respects with respect to representations and warranties which are not modified by materiality and (ii) in all respects with respect to representations and warranties which are modified by materiality, in either case, on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

(b) Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser on or prior to the Closing Date.

(c) Purchaser shall have delivered all documents required to be delivered by Purchaser at Closing, as more specifically set forth in Article IV hereof, in each case in form and substance reasonably satisfactory to Sellers.

(d) Purchaser shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Sellers, by and from all parties, including regulatory agencies and other governmental authorities and agencies, whose order, consent, approval or clearance is required by contract or law for Purchaser’s consummation of the transactions herein contemplated, and shall have delivered copies thereof to Sellers.

(e) There shall be no pending or threatened litigation relating to this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers and the Stockholders jointly and severally represent and warrant (except with respect to Section 6.04, whereby Sellers and Stockholders jointly but not severally represent and warrant) to Purchaser as follows:

Section 6.01 Organization of Sellers; Authority. Lamb Energy is a limited liability company duly formed, validly existing, and in good standing under the laws of Delaware. Tong Specialty is a limited liability company duly formed, validly existing and in good standing under the laws of Louisiana. Sellers have all requisite power and authority to own and hold the Acquired Assets owned or held by them, to carry on the Business in each jurisdiction where the Business is conducted, and to own or lease and operate their properties consistent with the manner in which the Business is now conducted and such properties are now owned, leased, or operated. Sellers have all requisite power and authority to execute and deliver this Agreement and all other agreements, documents, and instruments contemplated hereby and to carry out all actions required of Sellers pursuant to the terms of this Agreement and such other agreements. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. All related agreements to be entered into by Sellers at Closing will, at Closing, have been duly executed and delivered by Sellers and will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms.

Section 6.02 Noncontravention. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance upon any assets or property of Sellers (including, without limitation, any of the Acquired Assets) pursuant to (a) the certificate of formation or articles of organization or limited liability company or operating agreement, as applicable, of Sellers, each as amended to date; (b) any Scheduled Contract or any other material contract, agreement or commitment to which a Seller is a party or by which a Seller or any of its assets or properties (including, without limitation, any of the Acquired Assets) are bound or subject to, except as otherwise provided in Schedule 6.08(b) attached hereto; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority to which Sellers are subject.

Section 6.03 Title to Acquired Assets. Sellers are the lawful owners of, have good and valid record and marketable title to, or in the case of leased or licensed Acquired Assets, have valid leasehold interests in or valid licenses to use, the Acquired Assets. Except as set forth on Schedule 6.03, all of the Acquired Assets are held by Sellers free and clear of any security interest, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”), except for (a) encumbrances or liens created by this Agreement; (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business and securing obligations not yet due; (c) encumbrances or liens for taxes and other governmental obligations not yet due or being contested in good faith and fully reserved against on the books of the respective Seller of the specific Acquired Assets to which they relate; and (d) encumbrances or liens listed on Schedule 6.03 (collectively, “Permitted Encumbrances”). At and as of the Closing, Sellers will convey the Acquired Assets to Purchaser by deeds, bills of sale, certificates of title, and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have good and valid record and marketable title to, or in the case of leased or licensed Acquired Assets, valid leasehold interests in or valid licenses to use, all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 6.04 Ownership; No Equity Interests. Lamb Energy is the beneficial and record owner of all of the issued and outstanding membership interest of Tong Specialty. LES is the beneficial and record owner of 45.7% of the issued and outstanding membership interest of Lamb Energy and SESI is the beneficial and record owner of 54.3% of the issued and outstanding membership interest of Lamb Energy. Lamb, Daigle and Reaux are the beneficial and record owners of 60%, 20% and 20%, respectively, of LES (the “LES Ownership Interests”). Superior Energy Services, Inc. is the 100% beneficial and record owner of SESI. The Acquired Assets do not include any equity interest, or any security convertible, exercisable or exchangeable into any equity interest, in any person.

Section 6.05 Absence of Changes. Except as set forth on Schedule 6.05, since December 31, 2004:

(a) there has not been any material adverse change in Sellers’ business, financial condition, assets or operations or any occurrence or circumstance which could reasonably be expected to have such a material adverse change, other than a material adverse change arising from events or conditions relating to the economy in general or the oil and gas industry in general and not specifically relating to Sellers;

(b) the Acquired Assets and the Business have been operated and maintained in the ordinary course of business;

(c) there has not been any damage, destruction or casualty loss affecting any portion of the assets or properties of Sellers related to the Business in any material respect or affecting any Acquired Asset, whether covered by insurance or not;

(d) there has not been any sale, transfer, lease, abandonment, or other disposal of any of the fixed Acquired Assets reflected on the June 30, 2005 balance sheet of Sellers heretofore provided to the Purchaser, and there has not been any sale, transfer, lease, abandonment, or other disposal of any other property or assets of Sellers related to the Business, except in the ordinary course of business and consistent with past practices where such sale, transfer, lease, abandonment or disposal would not reasonably be expected to have a material and adverse impact on the Business or comparable replacement property or assets have been acquired and are included in the Acquired Assets;

(e) there has been no merger or consolidation of Sellers with any other person or any agreement with respect thereto;

(f) there have been no distributions declared or made by Sellers;

(g) there has, to the Knowledge of Sellers, not been any actual, pending or threatened discontinuance of or material and adverse alteration in the relationship of Seller with any Material Customer or Material Supplier (each as defined in Section 6.17 below);

(h) Sellers have not entered into any employment, consulting, severance or indemnification agreement or an agreement with respect to a retention bonus with any of the employees of the Business;

(i) Sellers have not entered into any collective bargaining agreement or incurred any other obligation to any labor organization;

(j) there has been no increase in the compensation or benefits of any officer or employee of the Business not in the ordinary course of business; and

(k) there is no contract or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

Section 6.06 Personal Property.

(a) Schedule 1.02(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and each other item of tangible personal property used or held for use by Sellers in connection with the Business (excluding any Excluded Assets) which individually has a book value (as reflected on the books and records of Seller) in excess of $10,000.

(b) The personal property included in the Acquired Assets, taken as a whole, is in suitable and adequate condition and working order (subject to ordinary wear and tear) for use in the Business as same is being conducted at the Effective Time.

Section 6.07 Permits. Schedule 6.07 lists all material permits, authorizations, certifications, approvals, ordinances, licenses and other similar rights granted by any governmental authority and used or held by Sellers in connection with the ownership and operation of the Acquired Assets or conduct of the Business (the “Scheduled Permits”). Except as set forth in Schedule 6.07, the Scheduled Permits are valid and in full force and effect and Sellers are not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.

Section 6.08 Contracts.

(a) True and complete copies (including all amendments) of each written Scheduled Contract, and written summaries of each verbal Scheduled Contract, have been provided or made available to Purchaser. Except as disclosed in Schedule 6.08(a): (i) each Scheduled Contract is the legal, valid obligation of the applicable Seller, and to the Knowledge of such Seller, any other person party thereto, binding and enforceable against the applicable Seller and, to the Knowledge of such Seller, any other person party thereto, in accordance with its terms; (ii) neither the applicable Seller nor, to the Knowledge of such Seller, any other person is in material breach or default under a Scheduled Contract, and to the Knowledge of such Seller no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to the applicable Seller or acceleration thereunder; and (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under the Scheduled Contract except as expressly set forth in such Scheduled Contract.

(b) Except as disclosed in Schedule 6.08(b), each Scheduled Contract may be assigned to Purchaser without the consent of any party thereto in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule 6.08(b), the assignment of any Scheduled Contract will not provide any party thereto the right to terminate such Scheduled Contract or alter the rights and obligations of the parties thereto or the terms of such Scheduled Contract in any material respect.

(c) Schedule 6.08(c) attached hereto lists each material written contract or agreement (other than a Scheduled Contract) to which a Seller is party or by which the Acquired Assets are bound that (i) involves the borrowing of money by any Seller or the guarantee of any obligation for the borrowing of money by any Seller, (ii) involves the purchase or commitment for the purchase or sale of goods, materials, supplies or services involving payments of more than $125,000 in any 12 month period; (iii) grants a security interest involving the borrowing of money by, or an extension of credit (other than trade credit) to, a Seller; (iv) involves the commitment to make a capital expenditure in excess of $100,000 with respect to the Business; (v) involves the sale, lease or other disposition of any assets or properties of the Sellers other than in the ordinary course of business; (vi) grants any Person an exclusive right to sell products or provide services in any geographical region; (vii) purports to limit the freedom of any Seller or the Business to compete in any line of business or to conduct business in any geographical location, which right or limitation would burden the Buyer or the Business as continued following the Closing; (viii) is a joint venture or partnership agreement or (ix) master service agreements with third parties.

(d) Sellers acknowledge and agree that all Retained Contracts shall remain the obligation of Sellers, and Purchaser shall have no liability or obligations arising out of or related thereto.

Section 6.09 Intellectual Property.

(a) Schedule 6.09 identifies all material Intellectual Property owned or used in the conduct of the Business (the “Seller Intellectual Property”), other than Intellectual Property that is generally commercially available. The Seller Intellectual Property constitutes all Intellectual Property Rights necessary for the continued operation of the Business consistent with the past practices of the Business since December 31, 2004.

(b) Sellers have ownership of, or valid licenses to use, all Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. Upon the consummation of the transactions contemplated by this Agreement and receipt of all required consents, Purchaser will have good and marketable title to the Seller Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances, or in the case of licensed Seller Intellectual Property, valid licenses to use such Seller Intellectual Property.

(c) To the Knowledge of Sellers, there has been no material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by Sellers of any patents, trademarks, technology, know-how, data, copyrights, tradenames, service marks, licenses and other intellectual property of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other person of any of the Intellectual Property. No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

(d) Except as set forth on Schedule 6.09, all fees, annuities and other payments which are due on or before the Closing Date for any of the Seller Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

Section 6.10 Brokers’ Fees. Neither Sellers nor any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates could become liable or obligated.

Section 6.11 Taxes. (a) Except as set forth on Schedule 6.11, (i) all tax returns required to be filed by Sellers with respect to any of the Acquired Assets or the Business have been duly and timely filed with the appropriate governmental authority, (ii) all tax items required to be included in each such tax return have been so included and all such tax items and any other information provided in each such tax return is true, correct and complete in all material respects, (iii) all taxes owed by Sellers with respect to any of the Acquired Assets or the Business that are or have become due have been timely paid in full, (iv) all tax withholding and deposit requirements imposed with respect to any of the Acquired Assets or the Business have been satisfied in full in all respects, (v) there is no claim pending or, to the Knowledge of Sellers, threatened by any governmental authority in connection with any such tax, and (vi) none of such tax returns are now under audit or examination by any governmental authority.

(b) Sellers acknowledge and agree that all taxes relating to the ownership of the Acquired Assets or conduct of the Business prior to the Effective Time shall remain the obligation of Sellers, and Purchaser shall have no liability or obligations arising out of or related thereto.

(c) For purposes of this Agreement, the terms “taxes,” “tax items” and “tax returns” shall have the meanings prescribed below:

(i) “tax” or “taxes” means any taxes, assessments, fees and other governmental charges imposed by any governmental authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

(ii) “tax items” means all items of income, gain, loss, deduction and credit and other tax items; and

(iii) “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 6.12 Product and Service Warranty. No warranty claims have been asserted during the three year period prior to the date hereof in connection with the operation of the Acquired Assets or the Business from which any Seller has incurred costs in excess of $25,000.

Section 6.13 Employees; Employee Relations.

(a) Neither of Sellers nor any of their Affiliates is a party to or bound by any collective bargaining agreement applicable to any employee of Sellers involved in the Business (“Business Employee”), nor have Sellers experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Business Employee during the five-year period prior to the date of this Agreement. To Seller’s Knowledge, neither Seller has committed any unfair labor practice with respect to any Business Employee during such five year period which practice could reasonably be expected to have an adverse impact on the conduct of the Business by Purchaser following Closing. To the Knowledge of Sellers, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to any Business Employees.

(b) No legal proceedings, charges, complaints, grievances or similar actions have been commenced with respect to Sellers under any laws or regulations affecting the employment relationship, and, to the Knowledge of Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, or claims. Sellers are not subject to any settlement or consent decree with any present or former employee, employee representative or any governmental authority relating to claims of discrimination or other claims in respect to employment practices and policies. No governmental authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of Sellers.

(c) Schedule 6.13 sets forth a true, correct and complete list, as of the date of this Agreement, of all Business Employees. The list described in the preceding sentence shows each Business Employee’s name, job title, original hire date, bonus paid or payable for calendar year 2004 and current base salary or base wages. As of the date of this Agreement, no current or former Business Employee of Sellers is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits. There are no loans or other obligations payable or owing by Sellers to any Business Employee, except salaries, wages and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Sellers, nor have Sellers guaranteed any of such individual’s respective loans or obligations. There are no contracts of employment with any of the Business Employees except as listed on Schedule 6.13. True and complete copies (including all amendments) of each such contract of employment with any of the Business Employees have been provided to Purchaser.

Section 6.14 Employee Benefit Plans. There are no existing employee benefit plans relating to the Business or covering any Business Employees for which Purchaser will have any responsibility or liability from and after the Effective Time.

Section 6.15 Environmental Matters.

(a) None of the Acquired Assets or other property used in the Business is subject to any Encumbrance imposed by or arising under any environmental law, and there are no proceedings pending or threatened for imposition of any such Encumbrance.

(b) The Business and the Acquired Assets are currently, and have at all times in the past been operated by Sellers, in compliance in all material respects with the requirements of applicable environmental laws. Sellers have not received any communication in any form from any governmental authority or any other person alleging that Sellers are not in compliance with any environmental law applicable to the Business.

(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, any release of any hazardous materials, with respect to the Business or the Acquired Assets that could reasonably be expected to form the basis for assertion of any environmental liability against any owner or operator of the Business or the Acquired Assets. There has been no release of hazardous materials in connection with the Business for which all clean-up, remediation and restoration actions required under environmental laws have not been performed and completed to the satisfaction of the relevant governmental authority. To the Knowledge of Sellers, there is no asbestos contained in or forming part of any equipment property, building, building component, structure or office space used in connection with the Business.

(d) There are no proceedings pending or, to the Knowledge of Sellers, threatened against Sellers or any predecessor with respect to the operation of the Business, against the Business itself or any property or assets used therein, in which any violation of any environmental law is alleged or any environmental liability is asserted.

(e) Sellers have provided or made available to Purchaser all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with environmental laws relating to the operation of the Business and use of the Acquired Assets that are in the possession or control of Sellers.

Section 6.16 Property Matters.

(a) Except for the real property listed on Schedule 6.16 (which are Excluded Assets) and the Scheduled Leasehold Interests, Sellers do not own or have any interest in any real property (beneficially or of record).

(b) Sellers have a valid leasehold estate in and to the Scheduled Leasehold Interests, in each case, free and clear of Encumbrances, other than Permitted Encumbrances. Sellers have provided Purchaser with true and complete copies (including all amendments) of each Lease Agreement. Sellers validly occupy the improvements located on the lands covered by each of the Lease Agreements in accordance with the terms thereof, unencumbered by any Encumbrances, other than Permitted Encumbrances.

(c) Other than Sellers and except as set forth on Schedule 6.16, there are no parties physically occupying or using any portion of any real property covered by the Lease Agreements, nor do any other parties have the right to physically occupy or use any portion of the real property covered by the Lease Agreements Sellers have such rights of entry to and exit from the real property covered by the Lease Agreements and the facilities located thereon as is necessary to carry on the Business consistent with past practices.

Section 6.17 Customers, Vendors and Suppliers. Schedule 6.17 sets forth a list of the top 10 customers (“Material Customers”) and top 10 vendor/suppliers (“Material Suppliers”) of the Business for the fiscal year ended December 31, 2004 and for the nine months ended September 30, 2005. To the Knowledge of Sellers, no such customer, vendor or supplier has communicated any present intention to discontinue or materially and adversely alter its relationship as such with the Business or Purchaser upon consummation of the transactions contemplated hereby.

Section 6.18 Insurance. The Insurance Policies constitute all policies, binders, and insurance contracts under which the Business or any of the Acquired Assets is insured, all of which provide for coverage in customary amounts for companies in the same industry and of the same or substantially similar size as Sellers.

Section 6.19 Inventories. Except as disclosed on Schedule 6.19, the Inventories were acquired for sale in the ordinary course of business and are in good and saleable condition. None of such Inventories is subject to any consignment, bailment, warehousing or similar arrangement.

Section 6.20 Assets Necessary to the Business. At the Closing, the Acquired Assets transferred to Purchaser pursuant hereto and the Excluded Assets constitute all of the assets of Sellers and their Affiliates used in the Business presently and since December 31, 2004 other than immaterial assets disposed of in the ordinary course of business.

Section 6.21 Conformity to Law. Sellers have complied in all material respects with, and are in compliance in all material respects with, (a) all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation, or ordinance); and (b) their certificate of formation or articles of organization, limited liability company or operating agreement, as applicable, or other organizational documents, each as amended to date. Sellers have not been charged with, or to the Knowledge of Sellers been under investigation with respect to, any violation of any provision of any law or regulation in respect of the Business or any of the Acquired Assets.

Section 6.22 Accounts Receivable. All accounts receivable of Sellers constituting part of the Acquired Assets represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, free and clear of all Encumbrances.

Section 6.23 Financial Statements. Attached hereto as Schedule 6.23 are copies of the unaudited consolidated balance sheet of Lamb Energy at September 30, 2005 (the “Reference Balance Sheet”) and the related unaudited statements of income for the nine-months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 6.23, the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period covered thereby, except as otherwise noted therein, (ii) fairly present the financial condition, assets and results of operations of Sellers as of the respective dates thereof and for the respective periods covered thereby, and (iii) have been prepared from, and are in accordance with, the books and records of Sellers.

Section 6.24 Safety Performance. Sellers and the Business are in compliance in all material respects with all laws and regulations applicable to Sellers or the Business which impose safety standards or safety compliance requirements. Attached as Schedule 6.24 hereto are accurate and complete reportable incident reports and safety statistics of Sellers for the periods designated in such schedule.

Section 6.25 Condition of Assets.

(a) PURCHASER ACKNOWLEDGES THAT (I) IT HAS HAD ACCESS TO SELLERS AND THE OFFICERS AND EMPLOYEES OF SELLERS AND (II) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, PURCHASER HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND UPON THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE ABOVE, PURCHASER HAS, PRIOR TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, (A) CONDUCTED DUE DILIGENCE TO ITS SATISFACTION AND (B) HAD FULL OPPORTUNITY TO CONDUCT TO ITS SATISFACTION INSPECTIONS OF THE ACQUIRED ASSETS AND THE BUSINESS, AND FULLY COMPLETED AND APPROVED THE RESULTS OF ALL SUCH INSPECTIONS. PURCHASER ACKNOWLEDGES, AFTER SUCH REVIEW AND INSPECTIONS, THAT NO FURTHER INVESTIGATION OF THE ACQUIRED ASSETS OR THE BUSINESS IS NECESSARY FOR PURPOSES OF

ACQUIRING THE ACQUIRED ASSETS FOR PURCHASER’S INTENDED USE. PURCHASER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE EQUIPMENT AND INVENTORIES INCLUDED IN THE ACQUIRED ASSETS ARE CONVEYED “AS IS, WHERE IS, WITH ALL FAULTS” WITHOUT ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER SORT OF WARRANTY WHATSOEVER, WHETHER OF TITLE, OPERATING CONDITION, SAFETY OR COMPLIANCE WITH GOVERNMENTAL REGULATIONS.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Purchaser represents and warrants to Sellers as follows:

Section 7.01 Organization of Purchaser; Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Alberta, Canada. Purchaser has all requisite power and authority to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of Purchaser pursuant to the terms of this Agreement and such other agreements. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. All related agreements to be entered into by Purchaser at Closing will, at Closing, have been duly executed and delivered by Purchaser and will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

Section 7.02 Noncontravention. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute, or create a default under, or result in the creation or imposition of any Encumbrances upon any assets or property of Purchaser pursuant to (a) the charter documents, bylaws or other organizational documents of Purchaser, each as amended to date; (b) any contract, agreement or commitment to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or to which Purchaser or any of such assets or properties is subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority to which Purchaser is subject.

Section 7.03 Brokers. Neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated.

ARTICLE VIII

COVENANTS

Section 8.01 Conduct of Business. (a) From the date of this Agreement through the Closing, except as set forth on Schedule 8.01, as contemplated by this Agreement, or as consented to by Purchaser in writing, (a) Sellers shall (x) operate the Business in the ordinary course of business and (y) use reasonable efforts to preserve intact the Business and its relationship with customers, suppliers and others having relationships with the Business and (b) Sellers shall not:

(i) change their accounting methods, policies or practices relating to the Business, except as required by generally accepted accounting principles;

(ii) make, amend or revoke any election with respect to taxes relating to the Business or Acquired Assets;

(iii) sell, assign, transfer, lease or otherwise dispose of any assets used or usable in the Business in excess of $25,000 individually or $100,000 in the aggregate, except in the ordinary course of business;

(iv) create any Encumbrances on any of the Acquired Assets, other than Permitted Encumbrances;

(v) merge into or with or consolidate with any other person or acquire all or substantially all of the business or assets of any person;

(vi) declare or pay any dividend on, or make any other distribution with respect to, the securities of Lamb Energy;

(vii) make any change to their certificate of formation or articles of organization, limited liability company or operating agreement, as applicable, or other organizational documents;

(viii) purchase any securities of any person;

(ix) take any action or enter into any commitment as part of any liquidation, dissolution, recapitalization, reorganization or other winding up of their business or operations;

(x) enter into any settlement of any pending or threatened litigation involving amounts of $25,000 or more;

(xi) incur any indebtedness, except for any such indebtedness that will be repaid in full at Closing or that will not become an obligation of Purchaser and will not create an Encumbrance on any Acquired Asset that is not released at Closing;

(xii) terminate or cancel any insurance coverage, except for terminations that occur in the ordinary course of business and that are renewed in connection therewith;

(xiii) make any changes to their billing or pricing methods or practices;

(xiv) materially change the timing and recognition of allowances, rebates or concessions from suppliers;

(xv) hire or terminate any employee or take any actions that would lead to significant loss of services of employees, except, in both cases, for terminations for cause;

(xvi) take any actions that would materially and adversely change the relationships with providers, suppliers and customers of the Business;

(xvii) change or implement severance compensation benefits for any employee, increase compensation payable or that could become payable, directly or indirectly, to any employee or increase benefits under, or adopt any bonus, insurance, pension or other employee benefit plan payments or arrangement for or with any employees, all except as are consistent with past practices, or otherwise amend any such plan, payments or arrangements, all except as required by law;

(xviii) acquire any asset that would require the payment of $100,000 or more for any such asset, except for acquisitions of inventory in the ordinary course of business consistent with past practices;

(xix) write down Inventories except in each case in accordance with generally accepted accounting principles; or

(xx) agree, whether in writing or otherwise, to do any of the foregoing.

Section 8.02 Access. From the date hereof through the Closing, Sellers shall afford to Purchaser and its authorized representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the Business, to the properties, books, contracts, records and appropriate officers and employees of Sellers to the extent related to the Business and Acquired Assets, and shall furnish such authorized representatives with all financial and operating data and other information concerning the affairs of Sellers to the extent related to the Business as Purchaser and such representatives may reasonably request.

Section 8.03 Third Party Approvals. Purchaser and Sellers shall (and shall each cause their respective Affiliates to) use reasonable efforts to obtain all consents and approvals of third parties that any of Purchaser, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

Section 8.04 Non-Competition and Non-Solicitation.

(i) Each Seller, Stockholder and Restricted Party, in order to induce Purchaser to enter into this Agreement, expressly covenants and agrees that during the Prohibited Period (as defined below), such Seller, Stockholder or Restricted Party will not, and such Seller, Stockholder and each Restricted Party will cause its respective Affiliates and equityholders not to, directly or indirectly, own, manage, operate, control or participate in, hold itself as, or loan money to, any business, individual, partnership, firm, corporation or other entity, which wholly or in any significant part, engages in providing casing, tubular or testing services required in or related to the drilling, completion and production of oil and gas wells (a “Competing Business”) any place within the states of Texas and Louisiana and any offshore area in the Gulf of Mexico (the “Territory”); provided, however, that the foregoing shall not preclude or prohibit: (i) SESI or any of its Affiliates from continuing their existing businesses of providing services requiring the use of tongs, power swivels and related equipment to customers for the following purposes: (A) completions and recompletions, (B) snubbing and well control operations, (C) hydraulic workovers, (D) fishing jobs, (E) mechanical cutting and (F) plug and abandonment operations; provided, that the foregoing activities are permitted only to the extent that the related casing or tubular services being provided by SESI and its Affiliates are provided as an ancillary component to SESI’s or its Affiliates existing businesses and SESI and its Affiliates are not (x) participating in a call-out business the primary focus of which is the provision of casing or tubular services of the type performed by Sellers prior to the Effective Time, and (y) are not marketing or soliciting customers for casing or tubular services as a primary service; (ii) SESI or any of their Affiliates from directly or indirectly acquiring any third party or its business if such third party engages in or such business includes a Competing Business so long as the revenue derived from such acquired Competing Business during the three years prior to such acquisition does not exceed 10% of the total revenues of such third party or business, as applicable, for such three year period, provided that SESI or such Affiliate disposes of the acquired Competing Business within 180 days following closing of such acquired business; (iii) LES or any of its Affiliates from continuing their existing businesses of (A) buying and selling, but not renting (except renting, on an occasional basis, to service providers engaged in the Business), casing and tubing equipment within the Territory and (B) engaging in a Competing Business involving the renting of casing and tubing equipment in Mexico or the Mexican portion of the Gulf of Mexico or (iv) any entity who becomes an Affiliate of SESI as a result of a Change of Control Transaction (as defined below) from continuing to engage in a Competing Business if , but only to the extent that , such entity was engaged in the Competing Business in the ordinary course prior to completion of the Change of Control Transaction. “Prohibited Period” shall mean four years from and after the Closing Date. “Change of Control Transaction” means any transaction or event pursuant to which (i) the equity owners of Superior Energy Services, Inc. (“SPN”) as of October 31, 2005 (the “Current Holders”) cease to collectively own more than fifty percent (50%) of the equity interests in SPN (on an as converted basis); (ii) any acquisition by any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Current Holders of more than fifty percent (50%) of the equity interests (on an as converted basis) of SPN, (iii) any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than the Current Holders acquires or receives the right to designate a majority of the board of directors of SPN or (iv) all or substantially all of the assets of SPN are transferred to an entity that is not owned (in substantially the same proportions) by the holders of equity securities of SPN immediately prior to such transaction.

(ii) Each Seller, Stockholder and Restricted Party further expressly covenants and agrees that during the Prohibited Period, it will not, and such Seller, Stockholder, and each Restricted Party will cause its respective Affiliates and shareholders not to, (A) engage or employ, or solicit or contact with a view to the engagement or employment of any person who is an officer or employee of Purchaser or any of its Affiliates engaged in the Business; or (B) criticize or disparage, whether in writing or orally, Purchaser or any of its Affiliates with respect to their conduct of the Business from and after the Effective Time; provided, however, that clause (B) shall not prohibit any Seller, Stockholder or Restricted Party from asserting its rights under this Agreement and nothing herein will restrict or prohibit any Seller, any Stockholder or Restricted Party from hiring any of the Business Employees listed on Schedule 8.4(a)(ii) following the earlier of (w) the first anniversary of the Closing, (x) any termination by the Purchaser of such Business Employee’s employment relationship, (y) any termination by such Business Employee of its employment relationship with the Purchaser following a requirement that such Business Employee relocate more than 100 miles from his or her business location at the Effective Time or any material reduction in the responsibilities and duties of such Business Employee or (z) receipt from Purchaser of a waiver of this Section 8.4(a)(ii) as it relates to such specific Business Employee.

(iii) To the extent that any part of this Section 8.04(i) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

(b) The parties agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.04(i) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser. The parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 8.04, Purchaser shall be entitled to immediate injunctive relief, as any such breach would cause Purchaser irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Purchaser from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(c) Each Seller, Stockholder and Restricted Party hereby represents to Purchaser that it has read and understands and agrees to be bound by, the terms of this Section 8.04. Each Seller, Stockholder and Restricted Party acknowledges that the geographic scope and duration of the covenants contained in this Section 8.04 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and geographic scope of the operations of the Business, (ii) Sellers’, Stockholders’ and the Restricted Parties’ level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that Sellers, Stockholders and the Restricted Parties are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Purchaser is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the parties hereto waive any provision of applicable legal requirements that would render any provision of this Section 8.04 invalid or unenforceable.

Section 8.05 Retained Employees. With respect to the Business Employees:

(a) Effective as of the Closing, Purchaser shall offer employment to all of the current Business Employees at substantially the same base compensation as they are currently employed by Sellers. Each such Business Employee who accepts a position shall hereinafter be referred to as a “Retained Employee” and shall become an employee of Purchaser. From and after the Closing, Retained Employees shall be entitled to participate in employee benefit plans, programs and arrangements that Purchaser maintains or shall establish for similarly situated employees of Purchaser. Retained Employees shall receive service credit under Purchaser’s plans for service with Sellers, for purposes of vesting and determining whether preexisting conditions shall be satisfied with respect to such plans, programs and arrangements to the extent permitted under Purchaser’s benefit plans. Purchaser shall further implement and maintain the current bonus program of Sellers with respect to Retained Employees through 2005, and shall make payments to Retained Employees in the amounts and on the dates that Sellers would otherwise have made pursuant to such bonus program for Retained Employees service during 2005.

(b) Notwithstanding anything to the contrary contained in this Section 8.05, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any Business Employee as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c) Sellers agree that they shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims (collectively, the “Employment Claims”) by any employee or former employee of Sellers which accrued prior to the Closing relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of Sellers. Purchaser agrees that it shall be responsible for all Employment Claims by any Retained Employee which accrue after the Closing relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Retained Employee.

Section 8.06 Use of Name.

(a) From and after the Closing Date, Sellers, Stockholders, the Restricted Parties and their Affiliates will not, directly or indirectly, use in any manner the name “Tong

Specialty” or any derivatives thereof or any other trade name, trademark, service mark or logo used by Sellers, or any word or logo, that is similar in sound or appearance, in the Business. Within 60 days after the Closing Date, Tong Specialty shall provide Purchaser with a certified copy of its organizational documents indicating that it has changed its name in accordance with the foregoing sentence.

(b) LES shall retain the name “Lamb Energy Services, Inc.” provided (i) such name shall not be used in connection with any business enterprise or venture which could reasonably be expected to compete with the Business conducted by Purchaser and (ii) Purchaser shall be entitled to use the logo described on Schedule 8.06(b) in its conduct of the Business for a six month period from and after the Closing Date.

Section 8.07 Further Assurances. Each party hereto will, at the request of the other, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that no such action, document, instrument or conveyance shall increase a party’s liability beyond that contemplated by this Agreement.

Section 8.08 Confidentiality. Sellers, Stockholders and the Restricted Parties agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Acquired Assets or the Business shall be maintained in confidence and shall not be divulged by Sellers, Stockholders, the Restricted Parties or any of their Affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 8.08) or as required by applicable law, including applicable securities laws and regulations; provided, before Sellers, Stockholders, the Restricted Parties or any of their Affiliates discloses any of the foregoing as may be required by applicable law, such person shall give Purchaser reasonable advance notice and take such reasonable actions as Purchaser may propose, at Purchaser’s expense, to minimize the required disclosure.

Section 8.09 Exclusivity. From the date of this Agreement through the Closing Date, Sellers, Stockholders and the Restricted Parties will not (and Sellers, Stockholders and the Restricted Parties will not permit any of Sellers’ officers, directors, managers or advisors to), directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any person relating to a, direct or indirect, acquisition of all or substantially all of the Acquired Assets or the Business (by stock purchase, merger, consolidation or otherwise) by such person.

Section 8.10 Access to Former Business Records. For a period of three years after the Closing Date, or until any audits of Sellers’ tax returns relating to periods prior to the Closing Date (that Sellers have notified Purchaser of in writing during such three year period) are completed, whichever occurs later, Purchaser will retain all books, records, papers and files constituting part of the Acquired Assets. During such period, Purchaser will afford duly authorized representatives of Sellers free and full access during normal business hours to all of such records and will permit such representatives, at Sellers’ expense, to make copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by

Sellers. Such access will be conducted in a manner which does not unreasonably interfere with the Purchaser’s business and operations.

Section 8.11 Accounts Receivable. To the extent that any of the Accounts Receivable included in the Acquired Assets are not fully collected (without any set off or reduction) within 120 days following the Closing, then Purchaser may (within 150 days following the Closing) assign such uncollected Accounts Receivable to Sellers. In the event of any such assignment, the Sellers will pay to Purchaser an amount equal to the face amount of all such Accounts Receivable less the applicable reserve for doubtful accounts contained in the Final Effective Time Net Working Capital calculation.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. All representations and warranties of Sellers and Stockholders contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until eighteen (18) months after the Closing Date, except that (i) the representations and warranties in Sections 6.01, 6.02 and 6.03 shall survive indefinitely, (ii) the representations and warranties in Section 6.15 shall survive for three (3) years following Closing and (iii) the representations and warranties in Section 6.11 shall survive for until the longer of eighteen (18) months after the Closing Date or the applicable statute of limitations. Sellers and Stockholders shall not have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a claim notice is provided by the Purchaser to Sellers or Stockholders prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

Section 9.02 Sellers Indemnity. Sellers and Stockholders (the “Seller Indemnitors”) agree to jointly and severally indemnify and hold Purchaser and its Affiliates (the “Purchaser Indemnitees”) harmless from and with respect to any and all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, “Losses”), related to or arising directly or indirectly out of any of the following:

(a) any inaccuracies in any representation or warranty made by Sellers or Stockholders in or pursuant to this Agreement or any failure or breach by Sellers or Stockholders of any pre-closing covenant, obligation, or undertaking made by Sellers or Stockholders in this Agreement;

(b) any failure or breach by Sellers or Stockholders of any post-closing covenant/obligation or undertaking made by Sellers or Stockholders in this Agreement;

(c) any claim or liability arising out of or with respect to any Retained Contract;

(d) any claim or liability arising out of or with respect to any Plan; and

(e) any claim or liability arising out of or with respect to Retained Liabilities.

Section 9.03 Limitations on Liability of Sellers and Stockholders. Notwithstanding anything to the contrary herein, Seller Indemnitors’ obligation to indemnify a Purchaser Indemnitee pursuant to Section 9.02(a) are subject to the following limitations:

(a) No indemnification shall be made by a Seller Indemnitor pursuant to Section 9.02(a) unless and until the aggregate amount of all Losses to be indemnified by the Seller Indemnitors to the Purchaser Indemnitees actually incurred exceeds $210,000 and, in such event, indemnification shall be made by such Seller Indemnitor only to the extent such Losses exceed $210,000; provided, however, that any Losses actually incurred by a Purchaser Indemnitee arising out of or related to Sections 6.01, 6.03, 6.10, 6.11 and 6.14 shall not be subject to the foregoing limitation;

(b) In no event shall the aggregate obligations of the Seller Indemnitors to indemnify the Purchaser Indemnitees pursuant to Section 9.02(a) exceed $15,000,000; provided, however, that any Losses actually incurred by a Purchaser Indemnitee arising out of or related to Sections 6.01, 6.03, 6.11 and 6.14 shall not be subject to the foregoing limitation; and

(c) Except for Losses arising out of or related to a willful or knowing breach of Section 8.04, in no event shall a Seller Indemnitor be obligated to indemnify a Purchaser Indemnitee for any Losses that are speculative or consequential such as lost business opportunities or lost profits.

Section 9.04 Purchaser Indemnity. Purchaser agrees to indemnify and hold Seller, Stockholders and their Affiliates (the “Seller Indemnitees”) harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any of the following:

(a) any inaccuracies in any representation or warranty made by Purchaser in or pursuant to this Agreement or any failure or breach by Purchaser of any pre-closing covenant, obligation, or undertaking made by Purchaser in this Agreement;

(b) any failure or breach by Purchaser of any post-closing covenant/obligation or undertaking made by Purchaser in this Agreement;

(c) any claim or liability arising out of or with respect to Assumed Liabilities; and

(d) the business, operations or activities conducted by Purchaser or any Affiliate in connection with the Business or the Acquired Assets from and after the Closing other than matters for which Sellers have retained responsibility or otherwise have an obligation to indemnify Purchaser under this Agreement.

Section 9.05 Limitations on Liability of Purchaser. Notwithstanding anything to the contrary herein, no indemnification shall be made by Purchaser pursuant to Section 9.04(a) unless and until the aggregate amount of all Losses to be indemnified by Purchaser to the Seller

Indemnitees actually incurred exceeds $210,000 and, in such event, indemnification shall be made by Purchaser only to the extent such Losses exceed $210,000; provided, however, that any Losses actually incurred by a Seller Indemnitee arising out of or related to Section 7.01 shall not be subject to the foregoing limitation.

Section 9.06 Restricted Party Obligations.

(a) Each Restricted Party agrees and acknowledges that Sellers and Stockholders have certain liabilities and obligations under this Agreement. If LES fails to timely discharge its liabilities or perform its obligations under this Agreement, then such Restricted Party will be responsible for its Pro Rata Share of any liability resulting from LES’s failure; provided, however, that each Restricted Party will only have such liability to the extent of any payment or distribution such Restricted Party (directly or indirectly) receives from LES from and after the Closing. In the event that LES elects to dissolve or otherwise wind up its affairs following the Closing, then in connection with any such dissolution or winding-up, each Restricted Party hereby agrees to severally, but not jointly, assume LES’s liabilities and obligations under this Agreement; provided, however, that each such Restricted Party will only have such liability to the extent of any payment or distribution such Restricted Party (directly or indirectly) receives from LES from and after the Closing in respect of such dissolution or winding-up. For purposes hereof, “Pro Rata Share” means, with respect to each Restricted Party, the portion of the Purchase Price allocable to such Restricted Party in accordance with the organizational documents of LES. Each Restricted Party’s Pro Rata Share shall be such Restricted Partner’s LES Ownership Interest.

(b) Each Restricted Party agrees to indemnify and hold the Purchaser Indemnitees harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any of the following:

(i) any failure or breach by such Restricted Party of any pre-closing covenant, obligation, or undertaking made by such Restricted Party in this Agreement; and

(ii) any failure or breach by such Restricted Party of any post-closing covenant/obligation or undertaking made by such Restricted Party in this Agreement.

Section 9.07 Claims.

(a) In the event that any party desires to make a claim under Sections 9.02, 9.04 or 9.06 hereof in connection with any action, suit, proceeding, or demand at any time instituted against or made upon any party for which such party may seek indemnification hereunder (a “Claim”), the party or parties entitled to indemnification hereunder (the “Indemnified Party”) shall promptly notify the party or parties required to provide indemnification hereunder (the “Indemnifying Party”) of such Claim and the claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Parties of their obligations under this Article IX, except to the extent, if at all, that the Indemnifying Parties shall have been prejudiced thereby.

(b) Upon receipt of notice from the Indemnified Party pursuant to Section 9.07(a), the Indemnifying Parties will, subject to the provisions of Section 9.07(c), assume the defense and control of such Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Claim with its own counsel and at its own expense (except as provided in Section 9.07(d)). The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Claim; and shall at all times diligently and promptly pursue the resolution of such Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Claim defended by the Indemnifying Parties.

(c) The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Claim.

(d) The Indemnifying Parties shall also be liable for the reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any Claim if such Claim, if successful, is likely to result in a judgment, decree or order of injunction or other equitable relief or relief for other than money damages against such Indemnified Party.

ARTICLE X

TERMINATION

Section 10.01 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Purchaser and Sellers as evidenced in writing signed by each of Purchaser and Sellers;

(b) by Purchaser, if there has been a material breach by Sellers, Stockholders or the Restricted Parties of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Sellers, Stockholders or the Restricted Parties within 30 days after written notice thereof from Purchaser;

(c) by Sellers, if there has been a material breach by Purchaser of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Purchaser within 30 days after written notice thereof from Sellers;

(d) by either Purchaser or Sellers if any governmental authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Purchaser or Sellers, if the Closing has not occurred on or before November 10, 2005, or such later date as the parties may agree upon.

Section 10.02 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, however, that if this Agreement is validly terminated by a party as a result of breach of this Agreement by one or more non-terminating parties, then the terminating party shall be entitled to all rights and remedies available under applicable law or equity. The provisions of this Section 10.02 hereof shall survive any termination of this Agreement.

ARTICLE XI

GENERAL

Section 11.01 Expenses. All expenses of the preparation, execution, and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’, and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

Section 11.02 Notices. All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to Sellers (with required copies to SESI), to:

5801 Highway 90 East

Broussard, LA 70518

If to LES, to:

Lamb Energy Services, LLC

5801 Highway 90 East

Broussard, LA 70518

Attn: Rusty Lamb

If to SESI, to:

SESI, L.L.C.

1105 Peters Road

Harvey, Louisiana 70058

Attn: Guy Cook

If to any Restricted Party, to the address of such Restricted Party set forth on the signature page to this Agreement.

If to Purchaser, to:

Tesco Corporation

6204 6A Street SE

Calgary, Alberta T2H 2B7 Canada

Attention: General Counsel

with a copy to:

Tesco Corporation

c/o Tesco Corporation US

11330 Brittmore Park Drive

Houston, Texas 77041

Attention: Associate General Counsel

or to such other address or telecommunication number and with such other copies as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecommunication device, when such written telecommunication is transmitted to the telecommunication number specified in this Section and evidence of receipt is confirmed or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section.

Section 11.03 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The confidentiality letter agreement, dated April 5, 2005, by and between Tesco Corporation and Superior Energy Services, Inc. shall terminate effective as of the Closing.

Section 11.04 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Texas.

Section 11.05 Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as “section” or “subsection.” The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

Section 11.06 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto. Notwithstanding the foregoing, Purchaser may, with or without the consent of Sellers, Stockholders or the Restricted Parties, transfer and assign this Agreement and all, but not less than all, of its rights and obligations hereunder to an Affiliate of Purchaser; provided, however, that no such transfer or assignment shall relieve Purchaser of its obligations hereunder.

Section 11.07 No Third Party Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than Sellers and Purchaser and their respective shareholders, any rights or remedies under or by reason of this Agreement.

Section 11.08 Rules of Construction.

(a) In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

(b) The terms “Affiliate” or “Affiliates” as used in this Agreement shall mean with respect to any person, any person which, directly or indirectly, controls, is controlled by, or is under a common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(c) The term “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(d) The term “Knowledge” as to either Seller shall mean the actual knowledge of the persons reflected on Schedule 11.08(d).

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if such words are not already present.

(f) The terms “dollars” and “$” mean United States dollars.

Section 11.09 Waiver. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

PURCHASER:

TESCO CORPORATION

By:	/s/ Julio M. Quintana
Name:	Julio M. Quintana
Title:	President and Chief Executive Officer

SELLERS:

LAMB ENERGY SERVICES, L.L.C.

By:	/s/ Edward R. Lamb
Name:	Edward R. Lamb
Title:	Member

TONG SPECIALTY, L.L.C.

By:	/s/ Edward R. Lamb
Name:	Edward R. Lamb
Title:	President

STOCKHOLDERS: LES, INC.

By:	/s/ Edward R. Lamb
Name:	Edward R. Lamb
Title:	Member

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT

SESI, L.L.C.

By:	/s/ Robert S. Taylor
Name:	Robert S. Taylor
Title:	Vice President and Treasurer

RESTRICTED PARTIES:

/s/ Edward R. Lamb
Edward Lamb
Address:	402 Woods Crossing
Lafayette, LA 70508

/s/ Donald Daigle
Donald Daigle
Address:	14727 Hwy.190 West
Opelousas, LA 70570

/s/ Stacey Reaux
Stacey Reaux
Address:	103 Winslow Blvd.
Lafayette, LA 70508

SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT